UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

__________________

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.     )

__________________

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12

FLEXSHOPPER, INC.

(Name of Registrant as Specified in its Charter)

_____________________________________________

(Name of Person(s) Filing Proxy Statement if, Other Than the Registrant)

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2700 North Military Trail, Ste. 200
Boca Raton, FL 33431

March 25, 2019

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of FlexShopper, Inc. to be held at 11:00 a.m., local time, on Thursday, May 2, 2019, at 901 Yamato Road, Boca Raton, Florida.

We look forward to your attending either in person or by proxy. Further details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of 2019 Annual Meeting and Proxy Statement. Please give this material your careful attention.

Very truly yours,

Brad Bernstein
Chief Executive Officer and President

FLEXSHOPPER, INC.
2700 North Military Trail, Ste. 200
Boca Raton, FL 33431

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 2, 2019

To the Stockholders of FlexShopper, Inc.:

NOTICE IS HEREBY GIVEN that the 2019 Annual Meeting of Stockholders of FlexShopper, Inc., a Delaware corporation, will be held on Thursday, May 2, 2019 at 11:00 a.m., local time, at 901 Yamato Road, Boca Raton, Florida, for the following purposes:

1.      To elect the seven nominees to the Board of Directors nominated by the Board of Directors.

2.      To approve, on a non-binding advisory basis, the compensation paid to our named executive officers.

3.      To approve Amendment No. 1 to the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan, which increases each of the total number of shares reserved for issuance thereunder and the number of shares available for issuance thereunder as incentive stock options.

4.      To ratify the appointment of EisnerAmper LLP as our independent registered public accounting firm for 2019.

5.      To transact such other business as may properly come before the annual meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 14, 2019, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the annual meeting and any adjournment or postponement thereof. If you plan to attend the annual meeting and you require directions, please call us at (561) 419-2912.

By Order of the Board of Directors,

Brad Bernstein
Chief Executive Officer and President

Boca Raton, Florida
March 25, 2019

PROXY STATEMENT

i

FLEXSHOPPER, INC.
2700 North Military Trail, Ste. 200
Boca Raton, FL 33431

PROXY STATEMENT

The Board of Directors (the “Board”) of FlexShopper, Inc. (the “Company,” “FlexShopper,” “we,” “us” or “our”) is providing these materials to you in connection with FlexShopper’s annual meeting of stockholders. The annual meeting will take place on Thursday, May 2, 2019 at 11:00 a.m., local time, at 901 Yamato Road, Boca Raton, Florida. This proxy statement and the accompanying notice and form of proxy are being made available to stockholders on or about March 25, 2019.

GENERAL INFORMATION

Why am I receiving these materials?

You have received these proxy materials because the Board is soliciting your proxy to vote your shares at the annual meeting. This proxy statement includes information that we are required to provide to you under Securities and Exchange Commission (“SEC”) rules and is designed to assist you in voting your shares.

What is a proxy?

The Board is asking for your proxy. This means you authorize persons selected by us to vote your shares at the annual meeting in the way that you instruct. All shares represented by valid proxies received before the annual meeting will be voted in accordance with the stockholder’s specific voting instructions.

What is included in these materials?

These materials include:

•        this proxy statement for the annual meeting;

•        a proxy card for the annual meeting; and

•        our Annual Report on Form 10-K for the year ended December 31, 2018.

What items will be voted on at the annual meeting?

There are four proposals scheduled to be voted on at the annual meeting:

•        the election of the nominees to the Board nominated by our Board of Directors;

•        the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers;

•        the approval of Amendment No. 1 to the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan, which increases each of the total number of shares reserved for issuance thereunder and the number of shares available for issuance thereunder as incentive stock options; and

•        the ratification of the Audit Committee’s appointment of EisnerAmper LLP (“EisnerAmper”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

The Board is not aware of any other matters to be brought before the meeting. If other matters are properly raised at the meeting, the proxy holders may vote any shares represented by proxy in their discretion.

What are the Board’s voting recommendations?

The Board recommends that you vote your shares:

•        FOR the nominees to the Board;

•        FOR the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers;

•        FOR the approval of Amendment No. 1 to the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan; and

•        FOR the ratification of the Audit Committee’s appointment of EisnerAmper as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

Who can attend the annual meeting?

Admission to the annual meeting is limited to:

•        stockholders as of the close of business on March 14, 2019 (the “record date”);

•        holders of valid proxies for the annual meeting; and

•        our invited guests.

Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date.

When is the record date and who is entitled to vote?

The Board set March 14, 2019 as the record date. All record holders of FlexShopper common stock and preferred stock as of the close of business on that date are entitled to vote. Each share of common stock is entitled to one vote. Each share of Series 1 Preferred Stock is entitled to 1.26547 votes, voting together as a single class with holders of common stock and Series 2 Preferred Stock. Each share of Series 2 Preferred Stock is entitled to 256.9125 votes, voting together as a single class with holders of common stock and Series 1 Preferred Stock. As of the record date, there were outstanding 17,666,193 shares of common stock entitled to 17,666,193 votes at the annual meeting, 171,191 shares of Series 1 Preferred Stock entitled to 216,637 votes at the annual meeting, and 21,952 shares of Series 2 Preferred Stock entitled to 5,639,744 votes at the annual meeting.

What is a stockholder of record?

A stockholder of record or registered stockholder is a stockholder whose ownership of FlexShopper stock is reflected directly on the books and records of our transfer agent, Continental Stock Transfer & Trust Company. If you hold stock through an account with a bank, broker or similar organization, you are considered the beneficial owner of shares held in “street name” and are not a stockholder of record. For shares held in street name, the stockholder of record is your bank, broker or similar organization. We only have access to stock ownership information for registered stockholders. If you are not a stockholder of record and wish to attend the annual meeting, we will require additional documentation to evidence your stock ownership as of the record date, such as a copy of your brokerage account statement, a letter from your broker, bank or other nominee or a copy of your notice or voting instruction card. As described below, if you are not a stockholder of record, you will not be able to vote your shares unless you have a proxy from the stockholder of record authorizing you to vote your shares.

How do I vote?

You may vote by any of the following methods:

•        In person.    Stockholders of record and beneficial stockholders with shares held in street name may vote in person at the meeting. If you hold shares in street name, you must also obtain a proxy from the stockholder of record authorizing you to vote your shares.

•        By mail.    Stockholders of record may vote by signing and returning the proxy card provided.

•        By phone or via the Internet.    You may vote by proxy, by phone or via the Internet by following the instructions provided in the accompanying proxy card or the voting instruction card provided.

•        Beneficial owners of shares held in “street name.”    You may vote by following the voting instructions provided to you by your bank or broker.

How can I change or revoke my vote?

If you are a stockholder of record, you may change or revoke your proxy any time before it is voted at the annual meeting by:

•        timely delivering a properly executed, later-dated proxy;

•        delivering a written revocation of your proxy to our Secretary at our principal executive offices; or

•        voting in person at the meeting.

If you hold your shares beneficially in street name, you may change your vote by submitting new voting instructions to your bank, broker or nominee following the instructions they provide.

What happens if I do not give specific voting instructions?

Stockholders of record.    If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion for any other matters properly presented for a vote at the meeting.

Beneficial owners of shares held in “street name.”    If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is referred to as a “broker non-vote.”

Which ballot measures are considered “routine” or “non-routine”?

The election of directors (“Proposal 1”), the approval, on a non-binding advisory basis, of the compensation paid to our named executive officers (“Proposal 2”) and the approval of Amendment No. 1 to the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan (“Proposal 3”) are considered to be non-routine matters under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposals 1, 2 and 3.

The ratification of the appointment of EisnerAmper as our independent registered public accounting firm for 2019 (“Proposal 4”) is considered to be a routine matter under applicable rules. A broker or other nominee may generally vote on routine matters, and we do not expect there to be any broker non-votes with respect to Proposal 4.

What is the quorum for the annual meeting?

The presence, in person or by proxy, of the holders of a majority of the shares of stock entitled to vote is necessary for the transaction of business at the annual meeting. This is called a quorum.

What is the voting requirement to approve each of the proposals?

The following are the voting requirements for each proposal:

•        Proposal 1: Election of Directors.    The seven nominees receiving the highest number of votes will be elected as directors.

•        Proposal 2: Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers.    Approval, on a non-binding advisory basis, of the compensation paid to our named executive officers will be considered obtained if a majority of the votes cast on the matter votes in favor of the proposal.

•        Proposal 3: Approval of Amendment No. 1 to the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan.    Approval of Amendment No. 1 to the FlexShopper, Inc. Omnibus Equity Compensation Plan will be considered obtained if a majority of the votes cast on the matter votes in favor of the proposal.

•        Proposal 4: Ratification of Appointment of Independent Registered Public Accounting Firm.    The Audit Committee’s appointment of EisnerAmper as our independent registered public accounting firm for 2019 will be ratified if a majority of the votes cast on the matter votes in favor of the proposal.

How are abstentions and broker non-votes treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present at the annual meeting. Broker non-votes and abstentions are not counted as votes cast on any proposal considered at the annual meeting and, therefore, will have no effect on the proposal regarding the election of directors, the advisory vote on the compensation of our named executive officers or the proposal to approve Amendment No. 1 to the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan. We expect no broker non-votes on the routine proposal to appoint EisnerAmper as our independent registered public accounting firm for 2019. Abstentions will have no effect on the proposal ratifying the appointment of EisnerAmper as our independent registered public accounting firm for 2019.

Who pays for solicitation of proxies?

We are paying the cost of soliciting proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to stockholders and obtaining their votes. In addition to soliciting the proxies by mail, certain of our directors, officers and regular employees, without compensation, may solicit proxies personally or by telephone, facsimile and email.

Where can I find the voting results of the annual meeting?

We will announce voting results in a Current Report on Form 8-K filed with the SEC within four business days following the meeting.

How can I submit a proposal for the 2020 annual meeting?

Requirements for Stockholder Proposals to Be Considered for Inclusion in the Company’s Proxy Materials.     Stockholder proposals to be considered for inclusion in the proxy statement and form of proxy relating to the 2020 annual meeting of stockholders must be received by November 25, 2019. In addition, all proposals will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. Stockholder proposals must be delivered to the Company’s Secretary at 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431.

Requirements for Stockholder Proposals to Be Brought Before the 2020 Annual Meeting of Stockholders.     Notice of any director nomination or other proposal that you intend to present at the 2020 annual meeting of stockholders, but do not intend to have included in the proxy statement and form of proxy relating to the 2020 annual meeting of stockholders, must be delivered to the Company’s Secretary at 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431 not earlier than the close of business on January 2, 2020 and not later than the close of business on February 1, 2020. In addition, your notice must set forth the information required by our bylaws with respect to each director nomination or other proposal that you intend to present at the 2020 annual meeting of stockholders.

SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of our voting stock as of March 14, 2019 by:

•        each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of any class of our voting stock;

•        each executive officer included in the Summary Compensation Table below;

•        each of our directors;

•        each person nominated to become director; and

•        all executive officers, directors and nominees as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o FlexShopper, Inc. at 2700 North Military Trail, Ste. 200, Boca Raton, Florida 33431. To our knowledge, each person listed below has sole voting and investment power over the shares shown as beneficially owned except to the extent jointly owned with spouses or otherwise noted below.

Beneficial ownership is determined in accordance with the rules of the SEC. The information does not necessarily indicate ownership for any other purpose. Under these rules, shares of stock which a person has the right to acquire (i.e., by the exercise of any option or the conversion of such person’s Series 1 or Series 2 Preferred Stock) within 60 days after March 14, 2019 are deemed to be beneficially owned and outstanding for purposes of calculating the number of shares and the percentage beneficially owned by that person. However, these shares are not deemed to be beneficially owned and outstanding for purposes of computing the percentage beneficially owned by any other person. The percentage of shares owned as of March 14, 2019 is based upon 17,666,193 shares of common stock outstanding on that date.

Name and Address of Beneficial Owner	Shares of Common Stock		Number of Shares Underlying Convertible Preferred Stock, Options and Warrants		Total Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Stockholders
B2 FIE V, LLC(1)	—		5,138,251	(2)	5,138,251	22.5%
Waterfall Asset Management, LLC(3)	1,629,546		—		1,629,546	9.2%
Michael Bigger(4)	1,049,561		—	(5)	1,049,561	5.9%
Directors and Executive Officers
James Allen	100,000		80,000	(6)	180,000	1.0%
Daniel Ballen	—		—		—	*
Brad Bernstein	250,000	(7)	175,667	(8)	425,667	2.4%
Howard S. Dvorkin	2,840,114	(9)	—	(10)	2,840,114	16.1%
H. Russell Heiser	649,596		240,533	(11)	890,129	5.0%
Sean Hinze	—		—		—	*
T. Scott King	200,000		130,000	(12)	330,000	1.9%
Carl Pradelli	93,750	(13)	67,500	(14)	161,250	*
Ravi Radhakrishnan	156,800		277,500	(15)	434,300	2.4%
All directors and executive officers as a group (9 persons)	4,290,260		971,200		5,261,460	28.2%

____________

*        Less than one percent.

(1)      Based solely on the Schedule 13D filed on June 21, 2016 by Pacific Investment Management Company LLC (“PIMCO”). According to the filing, B2 FIE V LLC (“B2 FIE”) was formed solely for the purpose of investing in FlexShopper. PIMCO BRAVO Fund II, L.P. (“Bravo II”) is the sole member of B2 FIE and operates as a pooled investment fund and invests (among other things) in operating companies. PIMCO GP XII, LLC (“PIMCO GP”) is the sole general partner of Bravo II. PIMCO is the sole managing member of PIMCO GP and has the power to make voting and investment decisions regarding the Preferred Stock held by B2 FIE. Each of Bravo II, PIMCO GP and PIMCO disclaims beneficial ownership of the Series 2 Preferred Stock except to the extent of its pecuniary interest therein. The address for this investor is 650 Newport Center Drive, Newport Beach, CA 92660.

(2)      Consists of shares of common stock issuable upon the conversion of 20,000 shares of Series 2 Preferred Stock. Each share of Series 2 Preferred Stock is convertible into 256.9125 shares of common stock, based on the Series 2 Preferred Stock issue price of $1,000 per share and a conversion rate of $3.89 per share.

(3)      Based solely on the Schedule 13D filed by the Waterfall Reporting Persons (as defined below) with the SEC on March 16, 2015 and a Form 4 filed by Waterfall (as defined below) with the SEC on May 23, 2018. According to the filing, Waterfall Eden Master Fund, Ltd. (“WEMF”) owns 788,277 shares of common stock, or approximately 14.9% of outstanding shares of common stock. Waterfall Delta Offshore Master Fund, LP (“WDOMF”) owns 442,065 shares of common stock, or approximately 8.4% of outstanding shares of common stock. Waterfall Delta GP, LLC (“WDGP”), as general partner of WDOMF, may be deemed to share beneficial ownership of the shares owned by WDOMF. Waterfall Sandstone Fund, LP (“WSF”) owns 224,204 shares of common stock, or approximately 4.2% of outstanding shares of common stock. Waterfall Sandstone GP, LLC (“WSGP” and, collectively with WEMF, WDOMF and WSF, the “Waterfall Funds”), as general partner of WSF, may be deemed to share beneficial ownership of the shares owned by WSF. Waterfall Asset Management, LLC (“Waterfall”), as the investment adviser to the Waterfall Funds, and Messrs. Thomas Capasse and Jack Ross, as members of Waterfall, may be deemed to share beneficial ownership of the 1,629,546 shares of common stock owned by the Waterfall Funds, or approximately 9.2% of outstanding shares of common stock. Because of the relationships described above, Mr. Capasse, Mr. Ross, WEMF, WDGP, WDOMF, WSGP and WSF (collectively, the “Waterfall Reporting Persons”) may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act and, as such, each member of the group could be deemed to beneficially own, in the aggregate, all of the shares of common stock held by members of the group. The Waterfall Reporting Persons do not admit that they constitute a group within the meaning of Rule 13d-5. Each of the Waterfall Reporting Persons disclaims beneficial ownership of the shares of common stock referred to herein that such Reporting Person does not hold directly. Waterfall and Messrs. Thomas Capasse and Jack Ross share the power to vote and direct the disposition of the shares owned by the Waterfall Funds. WDGP may be deemed to share the power to vote and direct the disposition of the shares owned by the WDOMF, and WSGP may be deemed to share the power to vote and direct the disposition of the shares owned by WSF. The address for each of the Waterfall-associated companies is c/o Waterfall Management, LLC, 1140 Avenue of the Americas, 7th Floor, New York, NY 10036.

(4)      Based solely on the Schedule 13G filed by the Bigger Reporting Persons (as defined below) with the SEC on October 3, 2018 (the “Bigger 13G”). According to the filing, Bigger Capital Fund, LP (“Bigger Capital”) owns 600,000 shares of common stock, or approximately 3.4% of outstanding shares of common stock. District 2 Capital Fund LP (“District 2 CF”) owns 300,000 shares of common stock, or approximately 1.7% of outstanding shares of common stock. Mr. Bigger, as the managing member of Bigger Capital Fund GP, LLC (“Bigger GP”), which is the general partner of Bigger Capital, and the managing member of District 2 GP LLC (“District 2 GP”), which is the general partner of District 2 CF, may be deemed to have beneficial ownership of the shares owned by Bigger Capital and District 2 CF. Additionally, Mr. Bigger’s spouse owns 49,200 shares of common stock and an aggregate of 100,361 shares of common stock are held by Mr. Bigger’s sons. Mr. Bigger, collectively with his spouse, Bigger Capital, Bigger GP, District 2 CF, District 2 GP, District 2 Capital LP and District 2 Holdings LLC are referred to as the “Bigger Reporting Persons”. The Bigger Reporting Persons may be deemed to constitute a “group” within the meaning of Rule 13d-5 under the Exchange Act and, as such, each member of the group could be deemed to beneficially own, in the aggregate, all of the shares of common stock held by members of the group. The Bigger Reporting Persons do not admit that they constitute a group within the meaning of Rule 13d-5. Each of the Bigger Reporting Persons disclaims beneficial ownership of the shares of common stock referred to herein that such Reporting Person does not hold directly. The address for each of the Bigger Reporting Persons is 175 W. Carver Street, Huntington, NY 11743.

(5)      Excludes warrants exercisable for 300,000 shares of common stock held by Bigger Capital and warrants exercisable for 26,400 shares of common stock held by Mr. Bigger’s spouse. Such warrants have an initial exercise price of $1.25 per share, subject to adjustment pursuant to the terms thereof. The warrants are only exercisable to the extent that the holder, together with its affiliates, would not beneficially own more than 4.99% of the outstanding common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. According to the Bigger 13G, the exercise limitation described in the prior sentence prevents the exercise of the warrants by Bigger Capital or Mr. Bigger’s spouse and accordingly such warrants are not reflected as beneficially owned in the table above.

(6)      Consists of vested options to purchase 30,000 shares of common stock and warrants to purchase 50,000 shares of common stock that are currently exercisable.

(7)      200,000 of these shares of common stock are owned directly by Mr. Bernstein’s spouse. Mr. Bernstein disclaims beneficial ownership of these shares of common stock.

(8)      Consists of vested options to purchase 114,167 shares of common stock and warrants to purchase 61,500 shares of common stock that are currently exercisable.

(9)      Includes (i) 1,238,541 shares held of record by PITA Holdings LLC, a Florida LLC (“PITA”), and (ii) 1,601,573 shares of common stock held of record by NRNS Capital Holdings, LLC (“NRNS”). Beta Investment Group, Inc., a Florida corporation (“Beta”), is the manager of PITA. Mr. Dvorkin is President of Beta and in such position has the right to direct the vote and disposition of securities owned by PITA. Mr. Dvorkin is the manager of NRNS and in such position has the right to direct the vote and disposition of securities owned by NRNS. Mr. Dvorkin disclaims beneficial ownership of the securities of FlexShopper held of record by PITA or NRNS except to the extent of his pecuniary interest therein.

(10)    Excludes warrants exercisable for 753,697 shares of common stock owned by NRNS. Such warrants have an initial exercise price of $1.25 per share, subject to adjustment pursuant to the terms thereof. The warrants are only exercisable to the extent that the holder, together with its affiliates, would not beneficially own more than 4.99% of outstanding common stock immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants, and accordingly such warrants are not reflected as beneficially owned in the table above.

(11)    Consists of vested options to purchase 40,000 shares of common stock and warrants exercisable for 240,533 shares of common stock that are currently exercisable. Excludes warrants exercisable for 80,454 shares of common stock, which represents the portion of Mr. Heiser’s warrants that are not exercisable pursuant to the terms of such warrants, which are only exercisable to the extent that the holder, together with its affiliates, would not beneficially own more than 4.99% of outstanding common stock immediately after giving effect to the exercise.

(12)    Consists of vested options to purchase 30,000 shares of common stock and warrants exercisable for 100,000 shares of common stock that are currently exercisable.

(13)    Consists of 31,250 shares held in a trust, of which Mr. Pradelli is trustee and beneficial owner, and 62,500 shares held by a limited liability company owned by Mr. Pradelli and his spouse.

(14)    Consists of vested options to purchase 30,000 shares of common stock and warrants exercisable for 37,500 shares of common stock that are currently exercisable. 12,500 of such warrants are held in a trust, of which Mr. Pradelli is trustee and beneficial owner, and 25,000 of such warrants are held by a limited liability company owned by Mr. Pradelli and his spouse.

(15)    Consists of vested options to purchase 22,500 shares of common stock and warrants exercisable for 255,000 shares of common stock that are currently exercisable.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of seven members. Upon the recommendation of the Corporate Governance and Nominating Committee of our Board of Directors, the Board has nominated the seven current directors for election at the annual meeting to hold office until the next annual meeting of stockholders and the election of their successors.

Shares represented by all proxies received by the Board and not marked so as to withhold authority to vote for any individual nominee will be voted FOR the election of the nominees named below. The Board knows of no reason why any nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person nominated by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE FOR THE NOMINEES LISTED BELOW

The following table sets forth the nominees to be elected at the 2019 Annual Meeting, the year such director was first elected as a director, and the positions currently held by each director with FlexShopper.

Nominee’s or Director’s Name	Year First Became Director	Position with the Company
James D. Allen	2016	Director
Daniel Ballen	2016	Director
Brad Bernstein	2007	Chief Executive Officer and President
Howard S. Dvorkin	2018	Chairman of the Board
Sean Hinze	2018	Director
T. Scott King	2014	Director
Carl Pradelli	2014	Director

INFORMATION CONCERNING DIRECTORS AND NOMINEES FOR DIRECTOR

Set forth below is background information for each current director and nominee for director, as well as information regarding additional experience, qualifications, attributes or skills that led the Board of Directors to conclude that such director or nominee should serve on the Board.

James D. Allen, age 59, has been a director since February 2016. Mr. Allen served as Chief Financial Officer of Hollander Sleep Products, LLC, the largest supplier of utility bedding products in North America, from July 2015 to October 2018. From July 2003 through November 2014, Mr. Allen served as VP Operations and Group CFO of Sun Capital Partners, a leading global private equity firm with an excess of $10 billion under management. From August 2008 through September 2014, Mr. Allen was a Partner and Group CFO of London-based Sun European Partners, the European affiliate of Sun Capital Partners. From July 2002 to July 2003, Mr. Allen was CAO of Mattress Firm, Inc., a leading bedding specialty retailer. Prior to joining Mattress Firm, Inc., Mr. Allen served for eight years in various capacities (President and COO, CFO and President of two operating divisions) at Tandycrafts, Inc. (NYSE: TAC), which operated a diversified portfolio of retail and consumer products businesses. Prior to Tandycrafts, Inc., Mr. Allen was a Senior Manager at the accounting firm of Price Waterhouse (now PwC). Mr. Allen received a B.B.A. degree, majoring in management and accounting, from Evangel University in Springfield, Missouri. Mr. Allen brings to the Board proven leadership and management experience and a deep knowledge of audit and accounting matters that make him well qualified to serve on the Board.

Daniel Ballen, age 36, has been a director since November 2016. Mr. Ballen is a Senior Vice President and Portfolio Manager for the alternative investment complex of Pacific Investment Management Company LLC (“PIMCO”), where he focuses on corporate private equity and special situations investing in both North America and Europe. Prior to joining PIMCO in 2014, Mr. Ballen was a member of the private equity investment teams at Pine Brook Partners and Bain Capital, where he executed and managed a number of private equity investments, with a particular focus on companies in the financial services sector. Mr. Ballen started his career in the investment banking division of Bear, Stearns & Co., where he was a member of the U.S. financial institutions advisory team. Mr. Ballen received a Bachelors degree, Summa Cum Laude, from Emory University. Mr. Ballen’s experience in finance makes him a valuable addition to the Board.

Mr. Ballen was appointed to the Board in connection with that certain Investor Rights Agreement dated June 10, 2016 (the “B2 FIE Investor Rights Agreement”) entered into by the Company, Brad Bernstein and B2 FIE in connection with B2 FIE’s purchase of Series 2 Preferred Stock. Pursuant to the B2 FIE Investor Rights Agreement, so long as B2 FIE and its affiliate transferees’ ownership percentage of the Company’s outstanding Common Stock, determined on a fully-diluted basis taking into account the conversion of all outstanding shares of Series 1 Preferred Stock and Series 2 Preferred Stock, exceeds (1) 22%, B2 FIE shall have the right to nominate two directors to the Board and (2) 10%, B2 FIE shall have the right to nominate one director to the Board. For more information regarding the B2 FIE Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 13, 2016.

Brad Bernstein, age 53, is a co-founder of FlexShopper and its Chief Executive Officer and President, and member of the Board. Mr. Bernstein served as President and Chief Financial Officer of the Company from January 2007 through December 2013, during which time the Company was named Anchor Funding Services, Inc. and primarily engaged in the business of providing accounts receivable financing to businesses in the United States. Mr. Bernstein became CEO of FlexShopper in December 2014. Previously, Mr. Bernstein was employed by Preferred Labor LLC from March 1999 through January 2007. Mr. Bernstein served Preferred Labor LLC as its Chief Financial Officer and later as its President. Before joining Preferred Labor LLC, Mr. Bernstein was a partner of Miller, Ellin Consulting Group, LLP, where he advised commercial and investment banks, asset-based lenders, and alternative finance companies in connection with debt or equity investments. Mr. Bernstein has used his banking relationships to raise debt and negotiate and structure financing for companies. Mr. Bernstein brings to the Board his financial and business expertise as a Certified Public Accountant. Mr. Bernstein received a Bachelor of Arts degree from Columbia University. Mr. Bernstein’s executive experience with FlexShopper positions him well to serve as a director.

Howard S. Dvorkin, age 54, has been a director since December 2018 and serves as the Chairman of the Board. Mr. Dvorkin is a serial entrepreneur, a two-time author, personal finance expert and Chairman of Debt.com. He has focused his professional endeavors in consumer finance, technology, media and real estate industries. He has created successful businesses in these sectors including Debt.com, Financial Apps, Consolidated Credit, Start Fresh Today and Lifestyle Magazines, among others. He has played an instrumental role in the drafting of both state and federal legislation and was a consultant to the Board of Directors for the Association of Credit Counseling Professionals and the past president of the Association of Independent Consumer Credit Counseling Agencies (AICCCA). Howard dedicates time to the National Leadership Council at American University and the Kogod School of Business has inducted him into the prestigious 1923 Society at American University. He graduated from the University of Miami with a Master’s Degree in Business Administration and received his Bachelor of Science Degree in Accounting from the American University. He is currently listed in the Marquis Who’s Who in the Finance Industry and is part of the premier group of CPAs that are recognized with the Chartered Global Management Accountant (CGMA) designation. Mr. Dvorkin brings to the Board his financial and business experience as well as his proven track record growing successful businesses and deep knowledge of consumer finance, making him an ideal candidate to serve as a director .

Sean Hinze, age 40, has been a director since November 2018. Mr. Hinze is a senior vice president in the portfolio management group at PIMCO, focusing on special situations and private equity investments. Prior to joining PIMCO in 2013, he was an investment banker at Goldman Sachs, covering the technology and financial sectors. He also served six years in the U.S. Army and Air Force, with his last assignment as a Captain and combat adviser to the Iraqi Army. He has eight years of investment and financial services experience and holds an MBA from the Anderson School of Management at the University of California, Los Angeles, and an undergraduate degree in aerospace engineering from the University of Texas at Austin.

Mr. Hinze was appointed to the Board in connection with that certain Investor Rights Agreement dated June 10, 2016 (the “B2 FIE Investor Rights Agreement”) entered into by the Company, Brad Bernstein and B2 FIE in connection with B2 FIE’s purchase of Series 2 Preferred Stock. Pursuant to the B2 FIE Investor Rights Agreement, so long as B2 FIE and its affiliate transferees’ ownership percentage of the Company’s outstanding Common Stock, determined on a fully-diluted basis taking into account the conversion of all outstanding shares of Series 1 Preferred Stock and Series 2 Preferred Stock, exceeds (1) 22%, B2 FIE shall have the right to nominate two directors to the Board and (2) 10%, B2 FIE shall have the right to nominate one director to the Board. For more information regarding the B2 FIE Investor Rights Agreement, please refer to our Form 8-K filed with the SEC on June 13, 2016.

T. Scott King, age 66, has been a director since November 2014. From April 2014 through September 2014, Mr. King served as Interim Chief Executive Officer of Gordmans Stores, Inc., an Omaha, NE-based apparel and home décor retailer with approximately 100 stores. Mr. King has also served as Chairman of the Board of Gordmans Stores,

Inc. From 2003 through 2014, Mr. King served as Senior Managing Director of Operations of Sun Capital Partners, a Boca Raton-based private equity firm with in excess of $10 billion assets under management. From 1999 through 2003, he served as President and Chief Executive Officer of Waterlink Inc., an Ohio-based, international provider of water and waste water solutions. Prior to his tenure at Waterlink Inc., Mr. King was employed for approximately 20 years with Sherwin-Williams Company, an international manufacturer and retailer of paint and coatings. Mr. King has served on the Board of Directors of The Limited, ShopKo, Furniture Brands Inc. and Boston Market. He also served on the Board of Advisors of State University of New York at Oswego, School of Business, where he received his Bachelor of Arts in Business. Mr. King brings to the Board his financial and business experience as well as serving as a director on various boards of directors of public entities, making him an ideal candidate to serve as an independent director and as a financial expert on the Board.

Carl Pradelli, age 52, has been a director since July 2014. Since 2002, Mr. Pradelli has served as President, CEO, co-founder and a director of NatureCity LLC, a developer and direct-to-consumer marketer of premium dietary supplements. NatureCity LLC principally markets via direct mail and e-commerce channels. From 2002 through 2011, Mr. Pradelli also served as President, CEO and co-founder of Advanced Body Care Solutions, a marketer of health and beauty products using direct response television. Previously, he served as Senior Vice President of the investment banking firm Donaldson, Lufkin & Jenrette, which was acquired in 2000 by Credit Suisse First Boston. From 1999 to 2004, Mr. Pradelli served as a director of Duane Reade, Inc. and on its compensation and governance committees. Mr. Pradelli received an MBA from Wharton Business School at the University of Pennsylvania and a Bachelors of Science in Finance and Accounting from Stern School of Business at New York University. Mr. Pradelli brings to the Board his financial and business experience as well as his experience serving as a public company director, making him an ideal candidate to serve as an independent director on the Board.

INFORMATION CONCERNING EXECUTIVE OFFICERS

Set forth below is background information relating to our executive officers:

Name	Age	Position
Brad Bernstein	53	Chief Executive Officer, President and Co-Founder
H. Russell Heiser	44	Chief Financial Officer
Ravi Radhakrishnan	39	Chief Risk Officer

Brad Bernstein is discussed above under Information Concerning Directors and Nominees for Director.

Russ Heiser has served as our Chief Financial Officer since December 2015. From July 2015 to December 2015, Mr. Heiser served as a consultant to the Company. From 2008 to 2015, Mr. Heiser served as an advisor to family offices in South Florida. In this role, Mr. Heiser focused on venture capital and private equity investments and was responsible for sourcing, financial analysis, transaction execution and management of portfolio companies across a variety of sectors. From 2004 to 2008, Mr. Heiser was an Executive Director in the Investment Banking Division at UBS in New York and, from 2001 to 2004, was an Associate in the Investment Banking Division at Bear, Stearns & Co. in New York. Mr. Heiser received his BS in Accounting from the University of Richmond and an MBA from Columbia Business School. Over the course of his career, Mr. Heiser has earned both CPA and CFA designations.

Ravi Radhakrishnan has served as our Chief Risk Officer since February 2016 and has been appointed as an executive officer of the Company effective in March 2018. In his role, Mr. Radhakrishnan manages the Company’s underwriting and lease portfolio strategies and heads the Company’s data science team. From 2012 to 2016, Mr. Radhakrishnan led credit valuations strategy for Bank of America’s card division as a Senior Vice President. There, he helped implement profitability-driven underwriting across the risk segments and products for its multi-billion dollar consumer portfolio asset. Previously, he managed the Decision Insights group for JPMorgan Chase Bank to drive growth through advanced analytics. Before that, he spent a decade at Capital One and HSBC Banks managing their customer acquisition programs for direct channels. Mr. Radhakrishnan received his MS in Industrial & Systems Engineering from Virginia Tech and BS in Engineering from Regional Engineering College in India.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Board Independence

The Board of Directors has determined that each of Mr. Allen, Mr. Ballen, Mr. Hinze, Mr. King and Mr. Pradelli is an independent director within the meaning of the director independence standards of The Nasdaq Stock Market (“Nasdaq”). Furthermore, the Board has determined that all the members of the Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee are independent within the meaning of the director independence standards of Nasdaqand the rules of the SEC applicable to each such committee.

Board Leadership Structure

We have a Chairman of the Board who presides at all meetings of the Board. Mr. Dvorkin succeeded Mr. Bernstein as the Chairman of the Board in January 2019.

FlexShopper has no formal policy with respect to the separation of the offices of the Chairman of the Board and Chief Executive Officer. Our bylaws permit these positions to be held by the same person, and the Board believes that it is in the best interests of the Company to retain flexibility in determining whether to separate or combine the roles of Chairman and Chief Executive Officer based on our circumstances. Similarly, our bylaws do not require our Board of Directors to appoint a lead independent director and it has not otherwise determined to do so. Our Board of Directors believes that the current leadership structure, which separates the roles of Chairman and Chief Executive Officer, is appropriate. In particular, our Board of Directors believes this structure clearly establishes the individual roles and responsibilities of the Chairman and Chief Executive Officer, streamlines decision-making, enhances accountability of the senior management team to our Board of Directors and emphasizes the independence of our Board of Directors from management. Our Board of Directors recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure to provide strong, independent oversight of senior management, a highly engaged Board of Directors, and the right balance among (i) effective independent oversight of the Company’s business, (ii) our Board’s activities and (iii) consistent corporate leadership. Our Board of Directors is open to different structures that provide such an optimal leadership structure, particularly given the dynamic and competitive environment in which the Company operates. Our Board of Directors — which consists entirely of independent directors other than Mr. Bernstein and Mr. Dvorkin — exercises a strong, independent oversight function. This oversight function is enhanced by the fact that our Audit, Compensation and Nominating & Governance Committees are comprised entirely of independent directors. Our Board of Directors can and will change its leadership structure if it determines that doing so is in the best interest of the Company and its stockholders.

Policy Governing Security Holder Communications with the Board of Directors

Security holders who wish to communicate directly with the Board, the independent directors of the Board, or any individual member of the Board may do so by sending such communication by certified mail addressed to the Chairman of the Board, the entire Board of Directors, to the independent directors as a group or to the individual director or directors, in each case, c/o Secretary, FlexShopper, Inc., 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431. The Secretary reviews any such security holder communication and forwards relevant communications to the addressee.

Policies Regarding Director Nominations

The Board of Directors has adopted a policy concerning director nominations, a copy of which is available at http://investors.flexshopper.com/. Set forth below is a summary of certain provisions of this policy, as well as the role the Corporate Governance and Nominating Committee plays in the director nomination process.

Director Qualifications

The Corporate Governance and Nominating Committee is responsible for, among other things: (1) recommending to the Board persons to serve as members of the Board and as members of and chairpersons for the committees of the Board, (2) considering the recommendation of candidates to serve as directors submitted from the stockholders of the Company, (3) assisting the Board in evaluating the Board’s and its committee’s performance, (4) advising the Board regarding the appropriate board leadership structure for the Company, (5) reviewing and making recommendations to the Board on corporate governance, and (6) reviewing the size and composition of the Board and recommending to the Board any changes it deems advisable.

The Board seeks directors who contribute to the Board’s overall diversity, with diversity being broadly construed to mean a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as gender, race and ethnicity differences, as well as other differentiating characteristics. Candidates should possess professional and personal experience and expertise relevant to the Company’s goals, with public company board experience considered a valuable asset for a candidate that is taken into consideration. In evaluating nominations to the Board, our Board also looks for certain personal attributes, such as integrity and ethics in his/her personal and professional life, an established record of professional accomplishment in his/her chosen field, a willingness to commit the time necessary for the performance of the duties of a director and not having other personal or professional commitments that would, in the Corporate Governance and Nominating Committee’s sole judgment, interfere with or limit his/her ability to do so, and the ability to represent the best interests of all the Company’s stockholders and not just one particular constituency or any entity with which the candidate may be affiliated.

Process for Identifying and Evaluating Director Nominees

The Board is responsible for selecting nominees for election to the Board by the stockholders. The Board has delegated the selection process to the Corporate Governance and Nominating Committee, with the expectation that other members of the Board and management may be requested to take part in the process as appropriate. Generally, the Corporate Governance and Nominating Committee identifies candidates for director nominees in consultation with management, through the use of search firms or other advisers, through the recommendations submitted by other directors or stockholders, or through such other methods as the Corporate Governance and Nominating Committee deems appropriate. Once candidates have been identified, the Corporate Governance and Nominating Committee confirms that the candidates meet the qualifications for director nominees established by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee may gather information about the candidates through interviews, detailed questionnaires, comprehensive background checks, or any other means that the Corporate Governance and Nominating Committee deems to be helpful in the evaluation process. The Corporate Governance and Nominating Committee then meets as a group to discuss and evaluate the qualities and skills of each candidate and finalizes its list of recommended candidates for the Board’s consideration.

Mr. Ballen and Mr. Hinze were each appointed to the Board in connection with an investor rights agreement, as further described in their respective biographical information under the section of this proxy statement titled “Information Concerning Directors and Nominees for Director.”

Procedures for Recommendation of Director Nominees by Stockholders

The policy of the Corporate Governance and Nominating Committee is to consider director candidates properly recommended by stockholders and evaluate such director candidates in the same way it evaluates candidates recommended by other sources. To submit a recommendation to the Corporate Governance and Nominating Committee for a director nominee candidate, a stockholder must make such recommendation in writing and include:

•        as to the stockholder making the recommendation and the beneficial owner, if any, on whose behalf the nomination is made:

•        the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner;

•        the class or series and number of shares of capital stock of the Company which are owned beneficially and of record by such stockholder and such beneficial owner;

•        a description of any agreement, arrangement or understanding with respect to the nomination or proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including, in the case of a nomination, the nominee;

•        a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the Company, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the Company;

•        a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

•        a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination; and

•        any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

•        as to each person whom the stockholder proposes to nominate for election as a director:

•        all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder;

•        such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected;

•        why such recommended person meets our criteria and would be able to fulfill the duties of a director.

Recommendations must be sent to the Secretary of the Company, c/o FlexShopper, Inc., 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431. The Secretary must receive any such recommendation for nomination not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders; provided, however, that with respect to a special meeting of stockholders called by us for the purpose of electing directors to the Board of Directors, the Secretary must receive any such recommendation not earlier than the 120th day prior to such special meeting nor later than the later of (1) the close of business on the 90th day prior to such special meeting or (2) the close of business on the 10th day following the day on which a public announcement is first made regarding such special meeting. We will promptly forward any such nominations to the Corporate Governance and Nominating Committee. Once the Corporate Governance and Nominating Committee receives a recommendation for a director candidate, such candidate will be evaluated in the same manner as other candidates and a recommendation with respect to such candidate will be delivered to the Board of Directors.

Policy Governing Director Attendance at Annual Meetings of Stockholders

Each director is encouraged to attend the annual meeting of stockholders in person. Our last annual meeting of stockholders was held on April 26, 2018. All of our seven directors serving at the time attended last year’s annual meeting, two of which attended via teleconference.

Code of Ethics for Senior Financial Officers

We have in place a Code of Ethics for Senior Financial Officers (the “Code of Ethics”), which applies to the Company’s executive officers (collectively, “Senior Financial Officers”) and is designed to deter wrongdoing and to promote honest and ethical conduct, proper disclosure of financial information and compliance with applicable laws, rules and regulations among the Senior Financial Officers. A current copy of the Code of Ethics is available in our public filings with the SEC. We intend to disclose any amendments to or waivers of a provision of the Code of Ethics by posting such information on our website available at http://investors.flexshopper.com/ and/or in our public filings with the SEC.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors

Our bylaws state that the number of directors constituting the entire Board of Directors shall be determined from time to time by resolution of the Board. The number of directors currently fixed by our Board is seven.

Our Board of Directors met ten times during the year ended December 31, 2018. No director attended less than 75 percent of all meetings of the Board and applicable committee meetings in 2018 held during the period for which he or she was a director.

Committees

The Board of Directors currently has standing Audit, Compensation, and Corporate Governance and Nominating Committees. The Board and each standing committee retains the authority to engage its own advisors and consultants. Each standing committee has a charter that has been approved by the Board of Directors. A copy of each committee charter is available at http://investors.flexshopper.com/. Each committee reviews the appropriateness of its charter annually or at such other intervals as such committee determines.

The following table sets forth the current members of the Audit, Compensation, and Corporate Governance and Nominating Committees of the Board:

Name	Audit	Compensation	Corporate Governance and Nominating
James Allen	Chair	X	X
T. Scott King	X	Chair	X
Carl Pradelli	X	X	Chair

Audit Committee.    Our Audit Committee consists of Mr. Allen, Mr. King, and Mr. Pradelli. The Board of Directors has determined that each member of the Audit Committee is independent within the meaning of the Nasdaq director independence standards and applicable rules of the SEC for audit committee members. The Board of Directors has elected Mr. Allen as Chairperson of the Audit Committee and has determined that he qualifies as an “audit committee financial expert” under the rules of the SEC. The Audit Committee is responsible for assisting the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information. The Audit Committee (1) reviews, monitors and reports to the Board of Directors on the adequacy of the Company’s financial reporting process and system of internal controls over financial reporting, (2) has the ultimate authority to select, evaluate and replace the independent auditor and is the ultimate authority to which the independent auditors are accountable, (3) in consultation with management, periodically reviews the adequacy of the Company’s disclosure controls and procedures and approves any significant changes thereto, (4) provides the audit committee report for inclusion in our proxy statement for our annual meeting of stockholders and (5) recommends, establishes and monitors procedures for the receipt, retention and treatment of complaints relating to accounting, internal accounting controls or auditing matters and the receipt of confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee met four times in 2018.

Compensation Committee.    Our Compensation Committee presently consists of Mr. Allen, Mr. King and Mr. Pradelli, each of whom is a non-employee director as defined in Rule 16b-3 of the Exchange Act. The Board has also determined that each member of the Compensation Committee is an independent director within the meaning of Nasdaq’s director independence standards. Mr. King serves as Chairperson of the Compensation Committee. The Compensation Committee (1) discharges the responsibilities of the Board of Directors relating to the compensation of our directors and executive officers, (2) oversees the Company’s procedures for consideration and determination of executive and director compensation, and reviews and approves all executive compensation, and (3) administers and implements the Company’s incentive compensation plans and equity-based plans. The Compensation Committee met three times in 2018.

Corporate Governance and Nominating Committee.    Our Corporate Governance and Nominating Committee consists of Mr. Allen, Mr. King and Mr. Pradelli. The Board of Directors has determined that each member of the Corporate Governance and Nominating Committee is an independent director within the meaning of the Nasdaq director independence standards and applicable rules of the SEC. Mr. Pradelli serves as Chairperson of the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee (1) recommends to the Board of Directors persons to serve as members of the Board of Directors and as members of and chairpersons for the committees of the Board of Directors, (2) considers the recommendation of candidates to serve as directors submitted from the stockholders of the Company, (3) assists the Board of Directors in evaluating the performance of the Board of Directors and the Board committees, (4) advises the Board of Directors regarding the appropriate board leadership structure for the Company, (5) reviews and makes recommendations to the Board of Directors on corporate governance and (6) reviews the size and composition of the Board of Directors and recommends to the Board of Directors any changes it deems advisable. The Corporate Governance and Nominating Committee met three times in 2018.

Role of the Board of Directors in Risk Oversight

Enterprise risks are identified and prioritized by management and the Board receives periodic reports from the Company’s head of compliance and Chief Financial Officer regarding the most significant risks facing the Company. These risks include, without limitation, the following:

•        risks and exposures associated with strategic, financial and execution risks and other current matters that may present a material risk to our operations, plans, prospects or reputation;

•        risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting, financial policies, investment guidelines and credit and liquidity matters;

•        risks and exposures relating to corporate governance, and management and director succession planning; and

•        risks and exposures associated with leadership assessment, and compensation programs and arrangements, including incentive plans.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of James Allen, T. Scott King and Carl Pradelli. None of the members of the Audit Committee is a current or former officer or employee of the Company, and the Board has determined that each member of the Audit Committee meets the independence requirements promulgated by The Nasdaq Stock Market and the SEC, including Rule 10A-3(b)(1) under the Exchange Act.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal controls procedures. In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited financial statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and has discussed them with both management and EisnerAmper LLP (“EisnerAmper”), the Company’s independent registered public accounting firm. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has reviewed permitted services under rules of the SEC as currently in effect and discussed with EisnerAmper their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee has also considered and discussed the compatibility of non-audit services provided by EisnerAmper with that firm’s independence.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report.

Respectfully submitted by the Audit Committee.

THE AUDIT COMMITTEE:
James Allen, Chair
T. Scott King
Carl Pradelli

COMPENSATION AND OTHER INFORMATION CONCERNING DIRECTORS AND OFFICERS

Our compensation philosophy is to offer our executive officers compensation and benefits that are competitive and meet our goals of attracting, retaining and motivating highly skilled management, which is necessary to achieve our financial and strategic objectives and create long-term value for our stockholders. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances. The principal elements of our executive compensation program have to date included base salary and long-term equity compensation in the form of stock options.

The following table sets forth information concerning the compensation earned by the individual that served as our Principal Executive Officer during 2018 and our two most highly compensated executive officers other than the individual who served as our Principal Executive Officer during 2018 (collectively, “named executive officers”):

Summary Compensation Table

Name and Principal Position	Year		Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	TOTAL ($)
Brad Bernstein	2018		330,000	50,000	32,836	40,512	453,349
CEO and President	2017		300,000	50,000	15,504	26,170	391,675
Russ Heiser	2018		260,700	35,000	18,113	33,732	347,545
CFO	2017		237,000	35,000	15,002	10,992	297,994
Ravi Radhakrishnan	2018		240,000	50,000	11,270	16,280	317,549
CRO	2017	(3)	—	—	—	—	—

____________

(1)      FASB ASC Topic 718 requires FlexShopper to determine the overall full grant date fair value of the stock options as of the date of grant based upon the Black-Scholes method of valuation, which total amounts are set forth in the table above, and to then expense that value over the service period over which the stock options become vested. As a general rule, for time-in-service-based stock options, FlexShopper will immediately expense any stock option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the stock options. For a description of Topic 718 and the assumptions used in determining the value of the stock options under the Black-Scholes model of valuation, see the Notes to our audited financial statements included in our Annual Report on Form 10-K.

(2)      The amounts set forth in this column consist of (i) automobile provisions, (ii) consulting fees, (iii) medical costs not covered by the Company’s insurance, and (iv) health and life insurance payments.

(3)      Mr. Radhakrishnan was not a named executive officer during 2017.

Outstanding Equity Awards at December 31, 2018

The following table provides information regarding equity awards held by the named executive officers as of December 31, 2018.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Brad Bernstein	25,000	—		6.20	3/23/2019
	25,000	—		1.70	3/20/2022
	25,000	—		7.00	3/24/2024
	8,333	4,167	(1)	5.70	3/1/2026
	6,667	13,333	(2)	4.26	5/10/2027
	—	40,000	(3)	2.95	3/1/2028
Russ Heiser	10,000	—		5.00	10/09/2025
	10,000	—		5.00	12/01/2025
	5,000	10,000	(2)	4.26	5/10/2027
	—	30,000	(3)	2.95	3/1/2028
Ravi Radhakrishnan	12,500	—		5.50	2/28/2026
	1,667	3,333	(4)	4.80	3/31/2027
	—	20,000	(3)	2.95	3/1/2028

____________

(1)      Reflects options granted under our 2015 Omnibus Equity Compensation Plan on March 1, 2016, which vest on March 31, 2019.

(2)      Reflects options granted under our 2015 Omnibus Equity Compensation Plan on May 12, 2017. Unvested options vest in two equal annual installments beginning on May 12, 2019.

(3)      Reflects options granted under our 2015 Omnibus Equity Compensation Plan on March 1, 2018. Unvested options vest in three equal annual installments beginning on March 1, 2019.

(4)      Reflects options granted under our 2015 Omnibus Equity Compensation Plan on March 31, 2017. Unvested options vest in two equal annual installments beginning on March 31, 2019.

Employment Agreements and Change of Control Arrangements

The following is a summary of the employment and change of control arrangements with our named executive officers.

Brad Bernstein Employment Agreement

On January 31, 2007, we entered into an employment agreement to retain the services of Brad Bernstein as President. Mr. Bernstein currently serves as President and Chief Executive Officer of the Company. In March 2018, the Board approved an increase in Mr. Bernstein’s salary to $330,000. The Board may periodically review Mr. Bernstein’s base salary and may determine to increase (but not decrease) the base salary, in accordance with such policies as FlexShopper may hereafter adopt from time to time, if it deems appropriate. The following summarizes Mr. Bernstein’s employment agreement.

•        The Agreement shall be automatically renewed for additional one-year terms unless either party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew the Agreement. In December 2018, the Agreement renewed for one additional year through the close of business on January 31, 2020;

•        Mr. Bernstein is required to devote his full business time and efforts to the business and affairs of FlexShopper. Mr. Bernstein is entitled to indemnification to the full extent permitted by law. Mr. Bernstein is subject to provisions relating to non-competition and nonsolicitation of employees and customers during the term of the Agreement and for a specified period thereafter (other than for termination without cause or by Mr. Bernstein for good reason);

•        Mr. Bernstein is entitled to participate in our benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of FlexShopper and is entitled to be reimbursed for up to $25,000 of medical costs not covered by FlexShopper’s health insurance per year;

•        FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Bernstein with disability insurance benefits of at least 60% of his gross base salary per month. In the event of Mr. Bernstein’s disability, Mr. Bernstein and his family shall continue to be covered by all of our executive welfare benefit plans at our expense, to the extent such benefits may, by law, be provided, for the lesser of the term of such disability and 24 months, in accordance with the terms of such plans; and

•        FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Bernstein with life insurance benefits in the amount of at least $500,000. In the event of Mr. Bernstein’s death, his family shall continue to be covered by all of our executive welfare benefit plans, at our expense, to the extent such benefits may, by law, be provided, for 12 months following Mr. Bernstein’s death in accordance with the terms of such plans.

Termination of Employment

Mr. Bernstein’s employment with FlexShopper may be terminated by mutual agreement. The following description summarizes his severance pay (exclusive of base salary, car allowances and benefits due up to the date of termination), if any, in the event of termination (other than by mutual agreement) and the treatment of his options:

Termination for Cause.    In the event of any termination for Cause (as defined in the agreement), Mr. Bernstein shall not receive any severance pay and any and all stock options granted to him shall terminate according to their terms of grant with any such vested options being exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant.

Termination for Disability or Death.    In the event of termination for Disability (as defined in the agreement) or death, Mr. Bernstein shall receive all bonuses then earned, six months’ severance pay in the case of death, and the acceleration of certain options. Such options may be exercised for the longer of (i) 12 months from the date of the date of termination and (ii) the exercise term of each relevant option grant.

Termination without Cause.    Mr. Bernstein’s employment with FlexShopper may be terminated by us, in the absence of Cause, and by Mr. Bernstein for Good Reason (as defined in the agreement, including upon a change of control of the Company). In such event, Mr. Bernstein shall receive 12 months’ severance pay, targeted bonuses, continuation of certain benefits and full vesting of all options. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.

Voluntary Resignation.    Mr. Bernstein’s employment with FlexShopper may be terminated by him without Good Reason. In such event, Mr. Bernstein shall not receive any severance pay and unless termination occurs in the first year of employment, all vested options shall be retained by him for the full exercise term of each relevant option.

Option Grants

Mr. Bernstein is eligible to receive stock options and other compensation as determined at the discretion of the board. See the section captioned “Outstanding Equity Awards at December 31, 2018” above for a description of outstanding options granted to Mr. Bernstein.

Russ Heiser Employment Agreement

On December 1, 2015, we entered into an employment agreement to retain the services of Russ Heiser as Chief Financial Officer of the Company. In March 2018, the Board approved an increase in Mr. Heiser’s salary to $260,700. The Board may periodically review Mr. Heiser’s base salary and may determine to increase (but not decrease) the base salary, in accordance with such policies as FlexShopper may hereafter adopt from time to time, if it deems appropriate. The following summarizes Mr. Heiser’s employment agreement.

•        The Agreement shall be automatically renewed for additional one-year terms unless either party notifies the other, in writing, at least 60 days prior to the expiration of the term, of such party’s intention not to renew the Agreement;

•        Mr. Heiser is required to devote his full business time and efforts to the business and affairs of FlexShopper. Mr. Heiser is entitled to indemnification to the full extent permitted by law. Mr. Heiser is subject to provisions relating to non-compete (other than in the event of any termination by the Company without cause or by Mr. Heiser for good reason) and non-solicitation of employees and customers during the term of the Agreement and for a specified period thereafter;

•        Mr. Heiser is entitled to participate in our benefit and other compensatory or non-compensatory plans that are available to similarly situated executives of FlexShopper and is entitled to be reimbursed for up to $25,000 of medical costs not covered by FlexShopper’s health insurance per year;

•        FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Heiser with disability insurance benefits of at least 60% of his gross base salary per month. In the event of Mr. Heiser’s disability, Mr. Heiser and his family shall continue to be covered by all of our employee welfare benefit plans at our expense, to the extent such benefits may, by law, be provided, for the lesser of the term of such disability and 24 months, in accordance with the terms of such plans; and

•        FlexShopper shall, to the extent such benefits can be obtained at a reasonable cost, provide Mr. Heiser with life insurance benefits in the amount of at least $500,000. In the event of Mr. Heiser’s death, his family shall continue to be covered by all of our executive welfare benefit plans, at our expense, to the extent such benefits may, by law, be provided, for 12 months following Mr. Heiser’s death in accordance with the terms of such plans.

Termination of Employment

Mr. Heiser’s employment with FlexShopper may be terminated by mutual agreement. The following description summarizes his severance pay (exclusive of base salary, car allowances and benefits due up to the date of termination), if any, in the event of termination (other than by mutual agreement) and the treatment of his options:

Termination for Cause.    In the event of any termination for Cause (as defined in the agreement), Mr. Heiser shall not receive any severance pay and any and all stock options granted to him shall terminate according to their terms of grant with any such vested options being exercisable for the shorter of (i) 90 days from the date of termination and (ii) the exercise term of each relevant option grant.

Termination for Disability or Death.    In the event of termination for Disability (as defined in the agreement) or death, Mr. Heiser shall receive all bonuses then earned, six months’ severance pay in the case of death, and the acceleration of certain options. Such options may be exercised for the longer of (i) 12 months from the date of the date of termination and (ii) the exercise term of each relevant option grant.

Termination without Cause.    Mr. Heiser’s employment with FlexShopper may be terminated by us, in the absence of Cause, and by Mr. Heiser for Good Reason (as defined in the agreement, including upon a change in control of the Company). In such event, Mr. Heiser shall receive 12 months’ severance pay, plus targeted bonuses, continuation of certain benefits and full vesting of all options. Such options may be exercised for the longer of (i) 12 months from the date of termination and (ii) the exercise term of each relevant option grant.

Voluntary Resignation.    Mr. Heiser’s employment with FlexShopper may be terminated by him without Good Reason. In such event, Mr. Heiser shall not receive any severance pay and all vested options shall be retained by him for the full exercise term of each relevant option. Any such vested options would continue to be exercisable for the full exercise term of each relevant option grant.

Option Grant

Pursuant to his employment agreement, on December 1, 2015, Mr. Heiser was granted an option to purchase 10,000 shares of Common Stock of the Company with the exercise price based on the closing share price as of December 1, 2015. The option vested and became exercisable as follows: (i) one-third on the six month anniversary of the grant date; (ii) one-third on the one-year anniversary of the grant date and (iii) one-third on the two-year anniversary of the grant date.

Ravi Radhakrishnan Employment Agreement

On October 15, 2017, we entered into an employment agreement to retain the services of Ravi Radhakrishnan as Chief Risk Officer of the Company. In March 2018, the Board approved an increase in Mr. Radhakrishnan’s salary to $240,000. The Company may periodically modify Mr. Radhakrishnan’s base salary, job responsibilities or title in its sole discretion. Mr. Radhakrishnan is employed on an at-will basis and such employment may be terminated by the Company or Mr. Radhakrishnan at any time for any or no reason. Mr. Radhakrishnan is required to devote his full business time and efforts to the business and affairs of the Company and is subject to provisions relating to non-compete and non-solicitation of employees and customers during the term of the Agreement and for a specified period thereafter. Additionally, Mr. Heiser is entitled to participate in our benefit and other compensatory or non-compensatory plans.

Director Compensation

Independent directors who are not employees of the Company or any subsidiary of the Company and have not been appointed to the Board in connection with an Investor Rights Agreement (“Non-Employee Directors”), receive an annual retainer in the amount of $30,000, an additional cash retainer of $2,500 if the member serves on a committee, and an additional $5,000 if the member chairs a committee, all paid quarterly in arrears, as well as options to purchase 6,000 shares of common stock on the first trading day following December 31 of each year.

The following table sets forth information with respect to compensation earned by or awarded to each of our Non-Employee Directors who served on our Board during the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
James Allen	40,000	10,930	50,930
Howard S. Dvorkin(2)	—	—	—
T. Scott King	40,000	9,210	49,210
Carl Pradelli	40,000	9,210	49,210

____________

(1)      FASB ASC Topic 718 requires FlexShopper to determine the overall full grant date fair market value of the options as of the date of grant based upon the Black-Scholes method of valuation, which total amounts are set forth in the table above, and then to expense that value over the service period over which options become exercisable. As a general rule, for time-in-service-based options, FlexShopper will immediately expense any option or portion thereof which is vested upon grant, while expensing the balance on a pro rata basis over the remaining vesting term of the option. For a description of Topic 718 and the assumptions used in determining the value of the options under the Black-Scholes method of valuation, see the notes to the consolidated financial statements included our Annual Report on Form 10-K.

The following table shows the number of shares subject to vested option awards held by each Non-Employee Director as of December 31, 2018:

Name	Shares Subject to Outstanding Stock Option Awards (#)
James Allen	30,000
Howard Dvorkin	—
T. Scott King	30,000
Carl Pradelli	30,000

(2)      Mr. Dvorkin joined the Board in late December 2018 and did not receive any compensation for the portion of the fiscal year ended December 31, 2018 during which he served as a director.

Equity Compensation Plan Table

The following table presents information on the Company’s equity compensation plans as of December 31, 2018. All outstanding awards relate to our common stock.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	620,900	(1)	$3.75	764,500	(2)
Equity compensation plans not approved by security holders	—		—	—
Total	620,900		$3.75	764,500

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(1)      Includes outstanding stock options exercisable for 235,400 shares of common stock issued under our 2007 Omnibus Equity Compensation Plan, outstanding stock options exercisable for 186,000 shares of common stock issued under our 2015 Omnibus Equity Compensation Plan and outstanding stock options exercisable for 199,500 shares of common stock issued under our 2018 Omnibus Equity Compensation Plan.

(2)      Consists of 214,000 and 550,500 shares of common stock available for future issuance under our 2015 Omnibus Equity Compensation Plan and our 2018 Omnibus Equity Compensation Plan, respectively. No shares of common stock were available for future issuance under our 2007 Omnibus Equity Compensation Plan as of December 31, 2018.

PROPOSAL 2 — APPROVAL, ON A NON-BINDING ADVISORY BASIS, OF THE
COMPENSATION PAID TO OUR NAMED EXECUTIVE OFFICERS

We are providing our stockholders, in accordance with Section 14A of the Exchange Act, with the opportunity express their views on our named executive officers’ compensation by casting their vote on this Proposal 2. This non-binding, advisory vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Our executive compensation program, which is described in detail in the “Compensation and Other Information Concerning Directors and Officers” section beginning on page 17, is designed to balance the goals of attracting and retaining talented executives who are motivated to achieve our annual and long-term strategic goals while keeping the program affordable and appropriately aligned with stockholder interests. We believe that our executive compensation program accomplishes these goals in a way that is consistent with our purpose and core values and the long-term interests of the Company and its stockholders.

Although the vote on this Proposal 2 regarding the compensation of our named executive officers is not binding, we value the opinions of our stockholders and will consider the result of the vote when determining future executive compensation arrangements.

By approving this proposal, our stockholders will approve the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s proxy statement for the 2019 Annual Meeting of Stockholders, is hereby approved.

Vote Required for Approval

Provided a quorum is present, the affirmative vote of a majority of the votes cast on the matter is required to approve the foregoing resolution. Broker non-votes and abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends that the stockholders vote FOR Proposal 2.

PROPOSAL 3 — APPROVAL OF AMENDMENT NO. 1 TO FLEXSHOPPER, INC. 2018
OMNIBUS EQUITY COMPENSATION PLAN

Background

We currently maintain the FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan (the “2018 Plan”), which was adopted by the Board on March 1, 2018 and approved by our stockholders effective April 26, 2018. Under the 2018 Plan, the Company initially reserved 1,057,000 shares of common stock for issuance to eligible employees, officers, non-employee directors, consultants, and advisors of the Company and its affiliates. This amount of shares consisted of 750,000 newly authorized shares and 307,000 shares then available for issuance under prior equity compensation plans. As of March 14, 2019, approximately 414,600 shares remained available for issuance under the 2018 Plan. The Board of Directors has determined that this remaining amount is insufficient to meet the Company’s equity compensation requirements on a going forward basis and recommends that stockholders approve this proposal to amend the 2018 Plan.

On February 21, 2019, the Board approved Amendment No. 1 to the 2018 Plan, described in this proposal (the “2018 Plan Amendment”), subject to stockholder approval. If approved by our stockholders, the 2018 Plan Amendment will increase (a) the total number of shares available for issuance under the 2018 Plan by 1,000,000 shares and (b) the number of shares available for issuance as “incentive stock options” within the meaning of Internal Revenue Code (the “Code”) Section 422 (“ISOs”) by 1,000,000 shares.

A copy of the 2018 Plan Amendment is attached as Appendix A to this Proxy Statement. The material terms of the 2018 Plan, assuming the approval of the 2018 Plan Amendment, are summarized below under the heading “Summary of 2018 Plan.” This summary of the 2018 Plan is not intended to be a complete description of the 2018 Plan and is qualified in its entirety by the actual text of the 2018 Plan, which is filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on April 30, 2018.

Reasons for the Amendment

The purpose of the 2018 Plan Amendment is to provide the Company with sufficient flexibility to continue to use the 2018 Plan to further the Company’s compensation philosophy and programs. The Board believes that the interests of the Company and its stockholders will be advanced if we can continue to offer our officers, non-employee directors, employees, consultants and advisors the opportunity to acquire or increase a direct ownership interest in the operations and future success of the Company. In addition, the ability to obtain and retain new quality personnel by offering competitive compensation is of importance to the success of the Company. However, the Board has determined that the current number of shares authorized for issuance under the 2018 Plan and that the current number of shares authorized for issuance as ISOs are insufficient for the stated objectives of the 2018 Plan.

Summary of 2018 Plan

Eligibility

Awards may be granted under the 2018 Plan to officers, employees, nonemployee directors, consultants, and advisors of the Company and its affiliates. ISOs may be granted only to employees of the Company or its subsidiaries. As of March 14, 2019, approximately 53individuals were eligible to receive awards under the 2018 Plan (based on the flexible definition of eligible participant in the 2018 Plan), including three executive officers and six nonemployee directors. However, the Company historically has granted awards under its equity compensation plans to a total of approximately 10-15 employees and directors, in the aggregate, in any given fiscal year.

Administration

The 2018 Plan may be administered by the Board or the Compensation Committee. The Board has delegated to the Compensation Committee the authority to administer the 2018 Plan. The Compensation Committee, in its discretion, selects the individuals to whom awards may be granted, the time or times at which such awards are granted, and the terms and conditions of such awards.

Number of Authorized Shares

If stockholders approve the 2018 Plan Amendment, the number of shares of common stock authorized for issuance under the 2018 Plan will be 2,057,000, representing 11.6% of the Company’s common stock outstanding as of March 14, 2019, including shares issuable upon conversion or exercise of outstanding preferred stock, warrants, options and other convertible securities. If stockholders approve the 2018 Plan Amendment, up to 2,000,000 shares may be granted as ISOs under the 2018 Plan. Stockholders will be approving this ISO limit as part of the approval of this Proposal 3. The shares of common stock issuable under the 2018 Plan will consist of authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise.

If any award is cancelled, terminates, expires, or lapses for any reason prior to the issuance of shares or if shares are issued under the 2018 Plan and thereafter are forfeited to the Company, the shares subject to such awards and the forfeited shares will not count against the aggregate number of shares of common stock available for grant under the 2018 Plan. In addition, the following items will not count against the aggregate number of shares of common stock available for grant under the 2018 Plan: (1) the payment in cash of dividends or dividend equivalents under any outstanding award, (2) any award that is settled in cash rather than by issuance of shares of common stock, or (3) awards granted in assumption of or in substitution for awards previously granted by an acquired company.

Adjustments

Changes in Common Stock.    If (1) the number of outstanding shares of Company common stock is increased or decreased or the shares are changed into or exchanged for a different number or kind of shares or other securities of the Company on account of any recapitalization, reclassification, stock split, reverse split, combination of shares, exchange of shares, stock dividend or other distribution payable in capital stock, or other increase or decrease in the shares effected without receipt of consideration by the Company occurring after the effective date of the 2018 Plan or (2) there occurs any spin-off, split-up, extraordinary cash dividend, or other distribution of assets by the Company, then (A) the number and kinds of shares for which grants of 2018 Plan awards may be made, (B) the number and kinds of shares for which outstanding awards may be exercised or settled, and (C) the performance goals relating to outstanding awards will be equitably adjusted by the Company. In addition, in the event of any such increase or decease in the number of outstanding shares or other transaction described in clause (2) above, the number and kind of shares for which 2018 Plan awards are outstanding and the purchase prices of outstanding options and SARs will be equitably adjusted.

Effect of Certain Transactions.    Except as otherwise provided in an award agreement, in the event of a “corporate transaction” (as defined in the 2018 Plan), the 2018 Plan and the awards under it will continue in effect in accordance with their respective terms, except that after a corporate transaction either (1) each outstanding award will be treated as provided for in the agreement entered into in connection with the corporate transaction or (2) if not so provided in such agreement, each grantee will be entitled to receive for each share subject to any outstanding awards, upon exercise or payment or transfer in respect of any award, the same number and kind of stock, securities, cash, property, or other consideration that each Company stockholder was entitled to receive in the corporate transaction for one share. However, unless otherwise determined by the Board, such stock, securities, cash, property, or other consideration will remain subject to all of the terms and conditions (including performance criteria) that were applicable to the awards before the corporate transaction. Without limiting the generality of the foregoing, the treatment of outstanding options and SARs under this paragraph for a corporate transaction where the consideration paid or distributed to our stockholders is not entirely shares of common stock of the acquiring or resulting corporation may include the cancellation of outstanding options and SARs upon the corporate transaction as long as, at the election of the Board, (A) the holders of affected options and SARs have been given a period of at least 15 days before the date of the consummation of the corporate transaction to exercise the options or SARs (to the extent otherwise exercisable) or (B) the holders of the affected options and SARs are paid (in cash or cash equivalents) in respect of each share covered by the option or SAR being canceled an amount equal to the excess, if any, of the per share price paid or distributed to our stockholders in the corporate transaction over the exercise price.

Types of Awards

The 2018 Plan permits the granting of any or all of the following types of awards:

•        Stock Options.    Stock options entitle the holder to purchase a specified number of shares of common stock at a specified price (the exercise price), subject to the terms and conditions of the stock option grant.

The Compensation Committee may grant either ISOs, which must comply with Code Section 422, or nonqualified stock options. The Compensation Committee sets exercise prices of stock options, except that options must be granted with an exercise price not less than 100% of the fair market value of our common stock on the date of grant (excluding stock options granted in connection with assuming or substituting stock options in acquisition transactions). At the time of grant, the Compensation Committee also determines the other terms and conditions of stock options, including the quantity, vesting periods, term (which cannot exceed 10 years), and other conditions on exercise.

•        Stock Appreciation Rights.    The Compensation Committee may grant SARs, as a right in tandem with the number of shares underlying stock options granted under the 2018 Plan or as a freestanding award. Upon exercise, SARs entitle the holder to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over the grant price of the SAR. The grant price of a tandem SAR is equal to the exercise price of the related stock option, and the grant price of a freestanding SAR is determined by the Compensation Committee in accordance with the procedures described above for stock options. Exercise of an SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a freestanding SAR cannot exceed 10 years, and the term of a tandem SAR cannot exceed the term of the related stock option.

•        Restricted Shares, RSUs, and Other Stock-Based Awards.    The Compensation Committee may grant restricted shares, which are shares of our common stock subject to specified restrictions, and RSUs, which represent the right to receive shares of our common stock in the future. These awards may be made subject to repurchase, forfeiture, or vesting restrictions at the Compensation Committee’s discretion. The restrictions may be based on continuous service with the Company or the attainment of specified performance goals, as determined by the Compensation Committee. RSUs may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee. The Compensation Committee may also grant other types of equity or equity-based awards subject to the terms and conditions of the 2018 Plan and any other terms and conditions determined by the Compensation Committee.

•        Performance Awards.    The Compensation Committee may grant performance awards, which entitle participants to receive a payment from the Company, the amount of which is based on the attainment of performance goals established by the Compensation Committee over a specified award period. Performance awards may be denominated in shares of our common stock or in cash, and may be paid in stock or cash or a combination of stock and cash, as determined by the Compensation Committee.

Clawback

All cash and equity awards granted under the 2018 Plan will be subject to all applicable laws regarding the recovery of erroneously awarded compensation, any implementing rules and regulations under such laws, any policies adopted by the Company to implement such requirements, and any other compensation recovery policies as may be adopted from time to time by the Company.

Section 162(m)

Under Code Section 162(m), we may be prohibited from deducting compensation paid to certain of our executive officers in excess of $1 million per person in any year.

Transferability

2018 Plan awards are not transferable other than by will or the laws of descent and distribution, except that in certain instances where approved by the Compensation Committee transfers may be made to or for the benefit of designated family members of the participant for no value.

Term, Termination, and Amendment of the 2018 Plan

Unless earlier terminated by the Board, the 2018 Plan will terminate on, and no further awards may be granted after, April 26, 2028 (the date that is ten years after initial stockholder approval of the 2018 Plan). The Board may amend, suspend, or terminate the 2018 Plan at any time, except that, if required by applicable law, regulation, or stock exchange rule, stockholder approval will be required for any amendment. The amendment, suspension, or termination of the 2018 Plan or the amendment of an outstanding award generally may not, without a participant’s consent, materially impair the participant’s rights under an outstanding award.

New Plan Benefits

If the 2018 Plan Amendment is approved by our stockholders, there will be approximately 1,647,500 shares available for future issuance under the 2018 Plan for awards to officers, employees, and nonemployee directors, and there will be 1,531,500 shares available to be issued as ISOs under the 2018 Plan. The benefits to be received by grantees in the normal course under the 2018 Plan cannot be determined at this time because grants under the 2018 Plan are made at the discretion of the Compensation Committee.

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2018 Plan generally applicable to the Company and to participants in the 2018 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local, or foreign tax laws.

Nonqualified Stock Options.    A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.

Incentive Stock Options.    A participant generally will not recognize taxable income upon the grant of an ISO. If a participant exercises an ISO during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time). If a participant sells or otherwise disposes of the shares acquired upon exercise of an ISO after the later of (1) one year from the date the participant exercised the option or (2) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an ISO before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and ISOs, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.

Stock Appreciation Rights.    A participant generally will not recognize taxable income upon the grant or vesting of an SAR with a grant price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of an SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Restricted Shares, RSUs, and Performance Awards.    A participant generally will not have taxable income upon the grant of restricted shares, RSUs, or performance awards. Instead, the participant will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted shares only, a participant may instead elect to be taxed at the time of grant.

Other Stock- or Cash-Based Awards.    The U.S. federal income tax consequences of other stock- or cash- based awards will depend upon the specific terms and conditions of each award.

Tax Consequences to the Company.    In the foregoing cases, we may be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code (specifically, Code Section 162(m)).

Code Section 409A.    We intend that awards granted under the 2018 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding.    We are authorized to deduct or withhold from any award granted or payment due under the 2018 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the 2018 Plan until all tax withholding obligations are satisfied.

Vote Required for Approval

Provided a quorum is present, the affirmative vote of the majority of the votes cast on the matter is required to approve the foregoing proposal. Broker non-votes and abstentions will have no effect on the outcome of the proposal.

Board Recommendation

The Board unanimously recommends that the stockholders vote FOR Proposal 3.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has appointed EisnerAmper LLP (“EisnerAmper”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019. We are presenting this selection to our stockholders for ratification at the annual meeting.

EisnerAmper audited our financial statements for 2018. Representatives of EisnerAmper are not expected to be present at the 2019 Annual Meeting, will not have the opportunity to make a statement if they so desire, and will not be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed or expected to be billed by EisnerAmper for audit and non-audit services in 2018 and 2017, including “out-of-pocket” expenses incurred in rendering these services. The nature of the services provided for each category is described following the table.

Fee Category	2018	2017
Audit Fees(1)	$183,610	$154,550
Audit-Related Fees(2)	$123,280	$14,600
Tax Fees	$0	$0
All Other Fees	$0	$0
Total	$306,890	$169,150

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(1)      Audit fees include fees for professional services rendered for the audit of our annual statements, quarterly reviews, consents and assistance with and review of documents filed with the SEC.

(2)      Audit-related fees for 2018 include fees for professional services in connection with the Company’s equity offering in September 2018 and related registration statement and audit-related fees for 2017 include fees for professional services in connection with the Company’s registration statements.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires that all services to be provided by the Company’s independent public accounting firm, including audit services and permitted non-audit services, to be pre-approved by the Audit Committee. All audit and permitted non-audit services provided by EisnerAmper during 2018 were pre-approved by the Audit Committee.

Vote Required for Approval

Ratification of the appointment of our independent registered public accounting firm requires the affirmative vote of a majority of the votes cast on the matter. If our stockholders fail to ratify the selection of EisnerAmper as the independent registered public accounting firm for 2019, the Audit Committee will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year.

Board Recommendation

The Board unanimously recommends that the stockholders vote FOR ratification of the appointment of EisnerAmper as our independent registered public accounting firm for 2019.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In March 2016, our Board of Directors adopted a written policy with regard to related person transactions, which sets forth our procedures and standards for the review, approval or ratification of any transaction required to be reported in our filings with the SEC or in which one of our executive officers or directors has a direct or indirect material financial interest, with limited exceptions. Our policy is that the Corporate Governance and Nominating Committee shall review the material facts of all related person transactions (as defined in the related person transaction approval policy) and either approve or disapprove of the entry into any related person transaction. In the event that obtaining the advance approval of the Corporate Governance and Nominating Committee is not feasible, the Corporate Governance and Nominating Committee shall consider the related person transaction and, if the Corporate Governance and Nominating Committee determines it to be appropriate, may ratify the related person transaction. In determining whether to approve or ratify a related person transaction, the Corporate Governance and Nominating Committee will take into account, among other factors it deems appropriate, whether the related person transaction is on terms comparable to those available from an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Other than as described below, and compensation agreements and other arrangements which are described under the heading “Compensation And Other Information Concerning Directors And Officers” beginning on page 17, in 2018 there was not, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeded or will exceed $120,000 in which any director, executive officer, holder of five percent or more of any class of our capital stock or any member of their immediate families had or will have a direct or indirect material interest.

Amendments to Credit Agreement

On January 9, 2018, the Company, through a wholly-owned indirect subsidiary (the “Borrower”), entered into a letter agreement with WE 2014-1, LLC, as administrative agent and lender (the “Lender”) under that certain Credit Agreement originally entered into on March 6, 2015 by and among the Borrower, the Lender and various other lenders from time to time party thereto (the “Credit Agreement”), which modified the Credit Agreement to extend the Commitment Termination Date from April 1, 2018 to August 31, 2018. The Lender is an entity affiliated with Waterfall Asset Management, LLC, a large stockholder of the Company with the right to designate a representative to attend meetings of the Board of Directors and its committees in a nonvoting observer capacity.

On April 3, 2018, the Borrower and the Lender amended the Credit Agreement to, among other things, increase advance rates thus providing additional borrowing capacity under the Credit Agreement. On July 31, 2018, the Borrower and the Lender amended the Credit Agreement to extend the deadline for FlexShopper to complete an Equity Raise (as that term is defined in the Credit Agreement).

In August and September 2018, the Borrower and the Lender entered into a series of amendments to the Credit Agreement (the “Offering Amendments”) to further extend the deadline to complete an Equity Raise and reduce the required amount of proceeds for such a raise to qualify as an “Equity Raise.” If the Equity Raise was consummated on or before September 30, 2018, the Scheduled Commitment Termination Date would be extended to June 30, 2019 or such later date to be determined by the Administrative Agent in its sole discretion, but not later than February 28, 2021, by notice to the Borrower on or before April 1, 2019. The Commitment Maturity Date (as defined in the Credit Agreement) is one year after the Commitment Termination Date. Pursuant to the Offering Amendments, proceeds of a successful Equity Raise were required to be used to prepay loans under the Credit Agreement in an amount necessary such that the outstanding principal balance thereof was less than or equal to 95% of the Borrowing Base (as defined in the Credit Agreement). Additionally, following the Equity Raise, the Borrower must maintain a reserve amount of $1,000,000, which amount may be withdrawn by the Lender to pay any amounts not paid by the Borrower when due under the Credit Agreement or, in the discretion of the Lender, to pay any other commercially reasonable costs or expenses of the Borrower. If any portion of the reserve amount is used in such manner, such reserve will be replenished up to $1,000,000 in connection with the monthly applications of proceeds under the Credit Agreement. Additionally, the Offering Amendments amended the Credit Agreement to provide that, among other things, (a) following the Equity Raise, the interest rate on loans under the Credit Agreement will be reduced to a low double-digit percentage per annum beginning on February 1, 2019; and (b) certain increased advance rates established by a previous Credit Agreement amendment were extended through September 30, 2018.

On December 28, 2018, the Borrower and the Lender amended the Credit Agreement to increase the aggregate commitment amount of the lenders thereunder from $25.0 million to $32.5 million. As of January 31, 2019, $27,995,627 in principal was outstanding under the Credit Agreement. During the year ended December 31, 2018, the largest aggregate amount of principal outstanding under the Credit Agreement was $28,605,287, and $9,798,618 in principal $2,760,107 in interest was paid during such period, at an average rate of 16.00% interest.

Public Offering and Amendments to Investor Rights Agreements

On September 25, 2018, we completed an underwritten public offering (the “Public Offering”) of 10,000,000 units (the “Units”) sold at a price to the public of $1.00 per Unit. Each Unit consisted of one share of common stock and one-half of one warrant, each whole warrant (a “Public Offering Warrant”) exercisable for one share of common stock. The Public Offering Warrants have a per share exercise price of $1.25, are exercisable immediately, and expire five years from the date of issuance. Participants in the Public Offering included the Company’s director T. Scott King, who purchased 200,000 Units, and other of the Company’s directors and executive officers.

In connection with the Public Offering, Waterfall waived the piggyback registration rights of certain of its investment management clients under that certain Investor Rights Agreement, dated March 6, 2015, with respect to such an offering. Additionally, on August 27, 2018, the Company and B2 FIE V LLC entered into Amendment No. 2 to Investor Rights Agreement, such that the piggyback registration rights under that certain Investor Rights Agreement, dated June 10, 2016, did not apply to the Public Offering.

Commitment Letters and Subordinated Promissory Notes

On January 29, 2018, and January 30, 2018, FlexShopper, LLC, a wholly-owned subsidiary of FlexShopper, entered into letter agreements with Russ Heiser, our Chief Financial Officer, and NRNS, an entity of which our director Howard Dvorkin is the manager, respectively (such letter agreements, together, the “Commitment Letters”), pursuant to which FlexShopper, LLC issued a subordinated promissory note to each of Mr. Heiser and NRNS (together, the “Notes”). The Commitment Letters provided that Mr. Heiser and NRNS would each make advances to FlexShopper, LLC under the applicable Note in aggregate amounts up to $1,000,000 and $2,500,000, respectively. Upon issuance of the Notes, FlexShopper, LLC drew $500,000 and a subsequent $500,000 on February 20, 2018 on the Note held by Mr. Heiser and $2,500,000 on the Note held by NRNS. On August 29, 2018, we issued amended and restated Notes (the “Amended Notes”) to Mr. Heiser and NRNS under which (1) the maturity date for such Notes was set at June 30, 2019 and (2) in connection with the completion of the Public Offering the holders of such Notes were granted the option to convert up to 50% of the outstanding principal of the Notes plus accrued and unpaid interest thereon into equity issued in the Public Offering at a conversion price equal to the price paid to the Company by the underwriters for equity sold in the offering, net of the underwriting discount.

In connection with the Public Offering, Mr. Heiser and NRNS elected to convert the convertible portion of the Amended Notes into Units at a conversion price equal to the price per Unit paid by the underwriter pursuant to the Underwriting Agreement. The Company satisfied its conversion obligations under the Amended Notes by the issuance of 602,974 shares of common stock and 301,487 warrants to Mr. Heiser and 1,507,395 shares of common stock and 753,697 warrants to NRNS (the “Note Warrant”). Under the terms of the Note Warrants, the holder may not exercise the Note Warrant to the extent such exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of common stock which would exceed 4.99% of the Company’s then outstanding shares of common stock following such exercise. This limitation may be increased to 9.99% at the holder’s option upon 61 days notice to the Company.

As of January 31, 2019, $1,250,000 and $500,000 in principal was outstanding under NRNS’ Amended Note and Mr. Heiser’s Amended Note, respectively. During the year ended December 31, 2018, the largest aggregate amount of principal outstanding under NRNS’ Amended Note and Mr. Heiser’s Amended Note was $2,500,000 and $1,000,000, respectively. Additionally, $1,250,000 and $500,000 in principal and $151,878 and $60,766 in interest converted into equity under NRNS’ Amended Note and Mr. Heiser’s Amended Note, respectively, and $215,542 and $81,828 in interest was paid to NRNS and Mr. Heiser, respectively, during the year ended December 31, 2018. The average rate of interest for NRNS’ Amended Note and Mr. Heiser’s Amended Note was 19.94% and 19.93%, respectively.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all such filings. Based solely on our review of the copies of the reports that we received and written representations that no other reports were required, we believe that our executive officers, directors and greater than 10% stockholders complied with all applicable filing requirements on a timely basis during 2018, except for Mr. Heiser who, on October 1, 2018, filed a late Form 4 relating to the conversion price of a convertible note becoming fixed.

OTHER BUSINESS

The Board knows of no business that will be presented for consideration at the 2019 Annual Meeting other than those items stated above. If any other business should properly come before the 2019 Annual Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 2, 2019

The proxy statement and annual report to stockholders are available at http://www.cstproxy.com/flexshopper/2019.

A copy of the Company’s Annual Report for the fiscal year ended December 31, 2018 is available without charge upon written request to: Secretary, FlexShopper, Inc., 2700 North Military Trail, Suite 200, Boca Raton, Florida 33431.

APPENDIX A

Amendment No. 1 to the
FlexShopper, Inc. 2018 Omnibus Equity Compensation Plan

This Amendment No. 1 (“Amendment”), dated May 2, 2019, of the 2018 Omnibus Equity Compensation Plan (the “Existing Plan”; as amended hereby, the “Plan”), of FlexShopper, Inc., a Delaware corporation (the “Company”), is made and adopted by the Company, subject to approval of the stockholders of the Company.

Statement of Purpose

The Existing Plan was originally approved by the Company’s Board of Directors (the “Board”) on March 1, 2018, and by its stockholders on April 26, 2018, and became effective on such date. The Board may amend the Existing Plan at any time, pursuant to and subject to Section 5.2 of the Existing Plan, contingent on approval by the stockholders of the Company, if stockholder approval is required by applicable law or applicable securities exchange listing requirements. The Board has determined that it is advisable and in the best interest of the Company to amend the Existing Plan to increase the number of shares of the Company’s common stock, par value $0.0001, authorized for issuance under the Existing Plan by 1,000,000 shares, and to make the other changes to the Existing Plan described in this Amendment.

NOW, THEREFORE, the Existing Plan is hereby amended as follows, subject to approval by the stockholders of the Company:

1. Capitalized Terms.    All capitalized terms used and not defined herein shall have the meanings given thereto in the Existing Plan.

2. Amendment of Section 4.1.1 of Existing Plan.    Section 4.1.1 of the Existing Plan is hereby deleted in its entirety and replaced with the following:

“4.1 Authorized Number of Shares

Subject to adjustment under Section 15, the total number of Shares authorized to be awarded under the Plan shall not exceed the sum of (1) 1,057,000 plus (2) effective upon May 2, 2019 (subject to stockholder approval), 1,000,000. In addition, Shares underlying any outstanding award granted under a Prior Plan that, after the Effective Date, expires, or is terminated, surrendered, or forfeited for any reason without issuance of Shares shall be available for the grant of new Awards. As provided in Section 1, no new awards shall be granted under the Prior Plans after the Effective Date. Shares issued under the Plan shall consist in whole or in part of authorized but unissued Shares, treasury Shares, or Shares purchased on the open market or otherwise, all as determined by the Company from time to time.”

3. Amendment of Section 4.3 of Existing Plan.    Section 4.3 of the Existing Plan is hereby deleted in its entirety and replaced with the following:

“4.3 Incentive Stock Option Award Limits

Subject to adjustment under Section 15, 2,000,000 Shares available for issuance under the Plan shall be available for issuance as Incentive Stock Options.”

4. Reference to and Effect on the Plan.    The Plan, as amended hereby, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

5. Governing Law.    This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware.

* * *

Effective this 2nd day of May 2019.

A-1

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

FLEXSHOPPER, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2019.

INTERNET/MOBILE – www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE – 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES AND FOR PROPOSALS 2, 3 AND 4.

Please mark your votes like this **X**

1. Election of Directors — FOR ALL ☐ FOR ALL EXCEPT ☐ WITHHOLD FOR ALL ☐
   (1) James D. Allen
   (2) Daniel Ballen
   (3) Brad Bernstein
   (4) Howard S. Dvorkin
   (5) Sean Hinze
   (6) T. Scott King
   (7) Carl Pradelli

(Instruction: To withhold authority to vote for any individual nominee(s), mark the "For All Except" box and write the nominee(s) name(s) on the following blank line.)

For All Except: ______________________________

2. Approval, on a non-binding basis, of the compensation paid to our named executive officers. — FOR ☐ AGAINST ☐ ABSTAIN ☐

CONTROL NUMBER

Signature______________________ **Signature, if held jointly**______________________ **Date**____________, **2019**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FLEXSHOPPER, INC.

The undersigned appoints Brad Bernstein, Chief Executive Officer and President, and H. Russell Heiser, Chief Financial Officer, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of stock of FlexShopper, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of FlexShopper, Inc. to be held on May 2, 2019, or at any adjournment thereof, as instructed below and in their discretion upon all such other matters as may be properly presented for consideration at the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS INDICATED. IF NO INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS AND IN FAVOR OF PROPOSAL 2, PROPOSAL 3, AND PROPOSAL 4, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued and to be marked, dated and signed, on the other side)